Exhibit 99.1

FOR IMMEDIATE RELEASE: Friday, September 27, 2013	FOR FURTHER INFORMATION: Rich Sheffer (952) 887-3753

DONALDSON COMPANY AUTHORIZES SHARE REPURCHASE PROGRAM

MINNEAPOLIS, MN (Sept. 27, 2013) – Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors authorized the repurchase of up to 15 million common shares, or approximately 10 percent of its outstanding shares. The new repurchase authorization replaces the existing authority that was approved in March 2010. The Company has repurchased 14 million shares out of the 16 million shares in the March 2010 authorization. The new 15 million share authorization is effective until otherwise modified by the Board.

This new share repurchase program is consistent with the Company’s longstanding share repurchase philosophy. “We believe that the consistent repurchasing of our shares is another great way of returning value to our Shareholders, in addition to our dividend policy and our Company’s growth,” said Jim Shaw, Donaldson’s CFO. Over the past 24 years, the Company has reduced its shares outstanding by an average of 2 percent per year.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our approximately 12,600 employees contribute to the Company’s success by supporting our Customers at our more than 140 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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